Exhibit (a)(1)(F)

Final Election Confirmation Statement

Date:

Dear                     ,

Please note that the Rambus Inc. offer to amend certain options (the “offer”) expired at 9:00 p.m. Pacific Time on November 15, 2007.

This is your final Election Confirmation Statement regarding the amendment of your mispriced options. This e-mail confirms Rambus’s acceptance of the mispriced options you elected to amend, or declined to amend, as applicable. In addition, this e-mail reflects any election that Rambus deemed not to be valid (for example, because it was submitted after the expiration of the offer).

[Example of table for mispriced options other than August 23, 2001 or October 12, 2004 mispriced options]

Grant Number	Grant Date	Number of Shares of Rambus Common Stock Purchasable Under the Mispriced Option as of October 18, 2007	Vesting Dates of Mispriced Option	Exercise Price per Share on Date of Grant	New Exercise Price per Share (Fair Market Value on Date of Grant)	Action:		Selected Calendar Year for Fixed Date Election
	Jan. 1, 2001					☐ ☐	Elect to amend exercise price Take no action, retain original grant

[Example of table for August 23, 2001 mispriced options]

Grant Number	Grant Date	Number of Shares of Rambus Common Stock Purchasable Under the Mispriced Option as of October 18, 2007	Vesting Dates of Mispriced Option	Exercise Price per Share on Date of Grant	New Exercise Price per Share (Fair Market Value on Date of Grant)	Action:		Selected Calendar Year for Fixed Date Election
	Aug. 23, 2001					☐ ☐ ☐	Elect to amend exercise price Select a fixed date election Take no action, retain original grant	☐ 2008 ☐ 2009 ☐ 2010 ☐ 2011

[Example of table for October 12, 2004 mispriced options]

Grant Number	Grant Date	Number of Shares of Rambus Common Stock Purchasable Under the Mispriced Option as of October 18, 2007	Vesting Dates of Mispriced Option	Exercise Price per Share on Date of Grant	New Exercise Price per Share (Fair Market Value on Date of Grant)	Action:		Selected Calendar Year for Fixed Date Election
	Oct. 12, 2004		Jan. 31 – Dec. 31, 2007			☐ ☐ ☐	Elect to amend exercise price Select a fixed date election Take no action, retain original grant	☐ 2009 ☐ 2010 ☐ 2011 ☐ 2012 ☐ 2013 ☐ 2014

We strongly encourage you to print a copy of this page and keep it for your records.

Please note that if the “Take no action, retain original grant” box is checked in the “Action” column, your mispriced option will not be amended and you may be subject to adverse tax consequences. See Section 14 of the Offer to Amend Certain Options for further details of the negative tax consequences you will face if you do not participate in the offer.

All capitalized terms not otherwise defined in this e-mail shall be as set forth in that certain Offer to Amend Certain Options dated October 18, 2007, previously made available to you at https://rmbs.equitybenefits.com.

Please contact Caroline Ling at (650) 947-5799 or by e-mail at options@rambus.com if you have any questions.